UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT TO

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2007

SVB Financial Group

(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 2.05	Costs Associated with Exit or Disposal Activities.

On July 18, 2007, SVB Financial Group (the “Company”) announced that it would cease the operations of its investment banking subsidiary, SVB Alliant. This decision affected both SVB Alliant and SVB Alliant Europe Limited (together, “SVB Alliant”). At that time, because the Company was still determining the manner and process of such cessation and the associated costs, the Company was unable in good faith to make a determination of the estimated amount or ranges of amounts to be incurred. The Company is filing this Form 8-K/A to provide such estimates. The numbers provided in this report are estimates made as of the date of this report and are subject to change. Actual results may differ. (See “Forward Looking Statements” below.)

The Company elected to have SVB Alliant complete a limited number of client transactions, the last of which are expected to be completed during the fourth quarter of 2007 or the first quarter of 2008. The Company has realized certain revenues from these transactions and currently expects to realize additional revenues from SVB Alliant. Based upon the forecasted costs and revenues, the Company anticipates that SVB Alliant’s results will not have a negative net impact on the Company’s earnings during the second half of 2007.

Costs of Wind-Down

The Company currently expects to incur an aggregate total cost of $1 million to $2 million on a pre-tax basis to complete the wind-down of SVB Alliant. The Company expects to incur the following major types of costs:

•

Employment-Related Costs. The Company expects to incur a total cost of approximately $1 million of employment-related costs as a result of the wind-down. These costs include severance payments and other compensation and benefits costs.

•

Other Expenditures. In connection with the wind-down, the Company expects to incur total non-cash charges and cash expenditures of less than $1 million, which includes asset write-offs and legal and administrative costs.

The Company had previously announced on July 18, 2007 that it would take a pre-tax impairment charge of the remaining goodwill value of SVB Alliant, in the amount of $17 million, for the second quarter of 2007. This impairment charge is not included in the total costs reported under this Item 2.05 as the goodwill analysis was conducted as part of the Company’s annual assessment as of June 30, 2007.

Forward Looking Statements

This Current Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by the use of words such as “becoming,” “may,” “will, “ “should,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “seeks,” “expects,” “plans,” “intends,” the negative of such words, or comparable terminology. In this report, management makes forward-looking statements about the impact of the wind-down of SVB Alliant operations on the Company’s earnings. Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations may prove to be incorrect. Actual results may differ. Factors that could cause actual results to differ include: (i) estimates of the impact on our earnings of the wind-down of SVB Alliant operations are based on currently available information and management’s forecasts and such information could change or such forecasts could ultimately prove to be inaccurate; and (ii) changes in the state of the economy or the markets served by SVB Alliant that may impact the completion of any remaining client transactions. For information about factors that could cause actual results to differ from the expectations stated in forward-looking statements, please refer to our most recently-filed Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 and Annual Report on Form 10-K for the year ended December 31, 2006. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements included in this report are made only as of the date of this report. We do not intend, and undertake no obligation, to update these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 20, 2007	SVB FINANCIAL GROUP

	By:	/s/ MICHAEL DESCHENEAUX
	Name:	Michael Descheneaux
	Title:	Chief Financial Officer